Exhibit 10.4

International Transmission Holdings
Limited Partnership
c/o Ironhill Transmission, LLC
c/o 99 Wood Avenue South
P.O. Box 5600
Woodbridge, New Jersey 07095

June 1, 2005

ITC Holdings Corp. and International Transmission Company

39500 Orchard Hill Place

Novi, Michigan  48375

Ladies and Gentlemen:

Reference is made to that letter agreement (the “Letter Agreement”) dated February 28, 2003 among ITC Holdings Corp. (“ITCH”) and International Transmission Company (the “Company”) and International Transmission Holdings Limited Partnership concerning the engagement (the “Engagement”) of us by ITCH and the Company to provide advisory, consulting and financial services to ITCH and the Company and to their respective divisions, subsidiaries and affiliates (collectively, “ITC”).  In exchange for our provision of services pursuant to the Engagement, ITC and ITCH agreed to pay us annual fees equal to $150,000 and $50,000, payable by the Company and ITCH, respectively, to us in arrears within 30 days of the end of each year.

The Company, ITCH and we hereby agree to terminate the Engagement on the following terms and conditions:

1.               Upon the completion of an initial public offering of equity securities by ITCH pursuant to an effective registration statement, the Engagement shall automatically be terminated and we shall have no further obligations to provide ITC or ITCH any advisory, consulting or financial services.

2.               As compensation for our agreement to terminate the Engagement, ITCH agrees to pay us (or our designee) a one-time advisory fee in a total amount equal to one million dollars ($1,000,000.00) payable upon the effectiveness of the termination of the Engagement.

3.               In connection with any future advisory, consulting or financial services (“Additional Retentions”) that we, or any of our affiliates or partners, perform at ITC’s request after the termination of the Engagement, we may invoice ITCH or the Company for fees that are mutually agreed upon in advance of the Additional Retention for which ITCH or the Company is invoiced.

4.               In addition to any fees that may be payable to us under the Engagement or any Additional Retention, ITCH and the Company each also agree to reimburse us and our affiliates, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed expenses incurred to the date hereof, in connection with the Engagement or any Additional Retention, including travel expenses and expenses of our counsel.

5.               ITCH and the Company each agree to indemnify and hold us, our affiliates (including, without limitation, our partners and affiliated investment entities) and their and our respective partners, executives, officers, directors, employees, agents and controlling persons (each such person, including us, being an “Indemnified Party”) harmless from and against (i) any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of ITC or creditors or future creditors of ITC), joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by the Letter Agreement, this agreement, the Engagement or any Additional Retention, and our or our affiliates’ performance of any services contemplated by the foregoing and (ii) any and all losses, claims, damages and liabilities, joint, several or otherwise, related to or arising out of any action or omission or alleged action or omission related to ITCH, the Company or International Transmission Company, LLC or any of their respective direct or indirect subsidiaries or the securities or obligations of any such entities.  ITCH and the Company will further, subject to the proviso to the immediately preceding sentence, reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by ITCH; provided, however, that neither ITCH nor the Company will be liable under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by ITCH or the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence.  ITCH and the Company each agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to ITC related to or arising out of the Letter Agreement, this agreement, the Engagement or any Additional Retention, or our affiliates’ performance of any services contemplated by the foregoing, except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence.

ITCH and the Company each also agree that, without the prior written consent of us, they will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify each of ITCH and the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure so to notify ITCH or the Company shall not relieve ITCH or the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced either ITCH or the Company.  If either ITCH or the Company so elects within a reasonable time after receipt of such notice, ITCH or the Company, respectively, may participate at its own expense in the defense of such suit, action, proceeding or investigation.  Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding or investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and expense of such counsel shall be borne by ITCH or the Company; provided, however, that neither ITCH nor the Company will be required in connection with any such suit, action, proceeding or investigation, or separate but substantially similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all Indemnified Parties in any single action or proceeding.  Whether or not ITCH or the Company participates in the defense of any claim, all of ITCH, the Company and we shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for in clause (i) of the first sentence of this paragraph 5 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence), then ITCH and the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and we, on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by ITC on the one hand and us, solely in our capacity as an advisor under the Letter Agreement or this agreement, as applicable, on the other hand in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of ITC on the one hand and us on the other, as well as any other relevant equitable considerations; provided, however, that in no event shall our aggregate contribution hereunder exceed the amount of fees actually received by us in respect of the transaction at issue pursuant to the Letter Agreement or this agreement, as applicable.  The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim.  ITCH, the Company and we agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.  The indemnity, contribution and expense reimbursement obligations that each of ITCH and the Company has under this letter shall be in addition to any liability ITCH, the Company or ITC may have, and notwithstanding any other provision of this letter, shall survive the termination of the Engagement or any Additional Retention pursuant to the Letter Agreement or this agreement, as applicable.

6.               Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than ITC’s legal, tax, financial or other advisors), except in accordance with our prior written consent.

7.               In connection with any Additional Retention, we shall act as an independent contractor, with duties solely to ITC.  The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.  Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement.  Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of ITCH or the Company or their respective subsidiaries or affiliates, or any present or future creditor of ITCH or the Company or their subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

8.               This agreement shall be governed by and construed in accordance with the laws of New York without regard to principles of conflicts of law.

9.               Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

10.         If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

11.         Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

12.         It is expressly understood that the foregoing paragraphs 2-6, 10 and 11 in their entirety, survive any termination of this agreement.

If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

International Transmission Holdings Limited Partnership

By: Ironhill Transmission, LLC

By:
Name: Lewis Eisenberg
Title: Manager

AGREED TO AND ACCEPTED

ITC Holdings Corp.

By:
Name:
Title:

International Transmission Company

By:
Name:
Title: